Exhibit 10.2

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 800.80(b)(4)

and 240.24b-2

December 18, 2009

Cynthia J. Moreland

[...***...]

Re:	Letter Agreement

Dear Ms. Moreland

Per the terms of Exhibit A, Section 3(a) of the Consulting Agreement between you and Applied Micro Circuits Corporation (“APM”) dated October 21, 2009 (“Agreement”). APM has agreed to pay you compensation based upon the net present value (“NPV”) of the best bona fide offer for the sale of [...***...] (“Consultant Payout”). As we discussed, we have entered into an agreement of sale [...***...] which provides for a potential purchase price adjustment based on certain post-closing conditions. The purchase price adjustment terms could result in a reduction of the NPV of bona fide offer made by the purchaser for this sale (the “Purchaser”). Regardless, we have agreed to pay you in accordance with the Agreement, subject to your acknowledgement and agreement to the following terms and conditions:

1.	Payment. APM shall make payment to you of $150,000 (One-Hundred Fifty-Thousand Dollars) prior to December 31, 2009 per your discussion with the CFO regarding how the valuation was determined and consistent with the agreement.

2.	Repayment Obligation. You agree to repay APM the difference between the Consultant Payout corresponding to the NPV of the current offer by the Purchaser and the greater of (1) the Consultant Payout corresponding to the NPV of any decreased final offer by the Purchaser made prior to close and (2) the Consultant Payout corresponding to the NPV of the highest rejected offer to date [...***...]. Repayment will be up to the entire amount set forth in paragraph 1 above if APM notifies you in writing by March 31, 2010 that the Purchaser’s offer has decreased [...***...] or the sale has been terminated by the Purchaser. You agree to make such repayment (if any) within 30 days of receipt of notice from APM of your repayment obligation.

All other terms of the Agreement remain in full force and effect. To be clear, APM’s obligation to pay you based on the NPV of the best bona fide offer [...***...] remains in full force and effect and includes offers received and rejected prior to, as well as offers received after, APM’s acceptance of the final offer by the Purchaser. Please acknowledge your acceptance of, and agreement to, the foregoing by executing a copy of this letter agreement in the space provided below and returning a copy to me today.

Very truly yours, APPLIED MICRO CIRCUITS CORPORATION

/s/ ROBERT GARGUS
Name:	Robert Gargus
Title:	Chief Financial Officer

ACKNOWLEDGED AND AGREED: CYNTHIA MORELAND

/s/ CYNTHIA MORELAND

Date: December 18, 2009

*Confidential Treatment Requested